Exhibit 99.1

Dear Shareholders

I am pleased to report that your Company stayed the strategic course during the third quarter of 2006 posting modest, but satisfactory, financial results in the face of continued uncertain times. While a pause in interest rate increases by the Federal Reserve Bank, coupled with moderating energy costs and evidence of greater than expected vigor in our local economies, provided some positive sway to the past quarter’s performance, the on-going flatness of the interest-rate yield curve and weakening loan demand had a moderating effect on the Company’s overall operating performance.

For the quarter ended September 30, 2006, earnings per diluted share, favorably impacted by share repurchases, increased 6.9% to $0.77 compared to $0.72 per diluted share for the third quarter of 2005. Net income of $5.1 million for the three-month period ended September 30, 2006 was down from $5.5 million for the same quarter a year ago.

Through the first nine months of 2006, earnings per diluted share of $2.18 represented an increase of 5.8% compared to $2.06 for the same three quarters in 2005. Net income of $15.3 million for the nine months ended September 30, 2006 was down $457,000, or 2.9% versus the similar period in 2005. These results translated into return on average equity of 18.23% and a return on average assets of 1.19% for the nine months ended September 30, 2006, compared to 16.89% and 1.35%, respectively, for the same nine-month period a year ago.

Reflected in the nine-month results for 2006 are the impact of a charge to earnings of $645,000 arising from the Steamship Navigation et al litigation involving Camden National Bank, $283,000 in expenses incurred as part of the consolidation of our two banks, which occurred over the final weekend of this year’s third quarter, and interest costs of $1.0 million associated with the issuance of Trust Preferred securities to fund the successful “Dutch Auction” tender offer that took place during the second quarter. Without the one-time expenses associated with the litigation and bank consolidation, and introduction of Trust Preferred interest expense, the Company’s net income would have been up 3.3% and 5.7%, respectively, over the third quarter and nine-month period in 2005.

The consolidation of our two bank franchises into the surviving Camden National Bank (see side panel) was executed with precision following nine months of preparation and a task list that included over 600 “To Do’s”. Our goal, established at the outset of this campaign, was to not lose a single employee or customer household as a result of this combination. I’m proud to report to you that your Company was able to successfully deliver on that commitment. A debt of gratitude is owed to all the members of our Transition Team, who were lead by Executive Sponsor, Jeff Smith, and Project Manager, Tim Pratt.

The growth of your Company has slowed thus far in 2006. This is by design given the current interest rate climate, denoted by a protracted flattening of the yield curve, and continued irrational lending practices among bank and non-bank competitors. The latter can best be summed-up as, “too much supply in lending capacity versus too little loan demand.” The competition for new loans has become fierce with pricing and structure both being significantly compromised by our competitors. While we have not abandoned prospecting for new loan opportunities, we are primarily focused on the pursuit of quality new relationships contemporaneous with the delivery of ‘best in class’ service to our existing client base.

At September 30, 2006, total assets of $1.7 billion were up 5.7% over the same period a year ago. Total loans of $1.2 billion increased 6.9% year-on-year, while investments, the second largest asset category, were up nominally to $395.4 million reflecting the challenge in finding satisfactory-yielding securities in the current interest rate environment. Total deposits were up $90.6 million, or 8.0%, over September 30, 2005 balances. The latter growth is a sign that our increased commitment to deposit generation, outlined in previous editions of this letter, is taking hold in a positive manner.

Year-to-date, the quality of the loan portfolio has exhibited some softness, although management believes the issues are isolated to a few, larger relationships negatively impacted by economic conditions, as opposed to general portfolio weaknesses. Non-performing loans to total loans, at September 30, 2006, were 0.68%, up from 0.53% at the end of the first nine months a year ago. Net charge-offs of $1.4 million, or 0.11% of total loans, at the end of the third quarter of 2006 compared unfavorably to the September 30, 2005 results of $732,600 and 0.06%, respectively. The 2006 charge-off results are impacted largely by a single credit and represent a prudent action on the Company’s part. The allowance for loan and lease losses to total loans stands at 1.16%, which we believe is an appropriate level based on the economic conditions in the Company’s service area and management’s estimation of the quality of the current loan portfolio.

The third quarter featured several notable accomplishments celebrating Camden National Corporation’s commitment to excellence. The first-ever “Best Places to Work in Maine” awards, recognizing elite employers, were bestowed in the presence of our State Governor at an event in Augusta. The award is particularly gratifying since it is the first for a Maine bank and resulted from a workforce survey independently administered by ModernThink, a partner of Best Companies Group. In early October, Arthur Comstock, Senior Vice President and Senior Market Manager – Bangor, was feted in Washington, D.C. as Maine’s Outstanding Older Worker. This recognition not only acknowledges productive employment beyond normal retirement age, but community service, as well. Arthur’s commitment to the community is legendary and was recently featured on the front page of the Bangor Daily News’ Business Section. Finally, your Company was recognized by USBanker magazine as the 35th best performing mid-tier bank (between $1 billion and $10 billion in assets) in the country for 2005. This was an improvement from previous rankings of 52nd in 2004 and 59th in 2003.

The Board of Directors of the Company approved a dividend of $0.22 per share, payable on October 31, 2006 to shareholders of record as of October 16, 2006. This represents an increase of 10.0% over the dividend paid for the same period a year ago. The stock price of Camden National Corporation (AMEX: CAC) ended the third quarter of 2006 at $40.20, an increase of $2.53, or 6.7% above the closing price at September 30, 2005.

In conclusion, while we remain cautious about the external factors of change and what they may have in store for us through the balance of the year, I am heartened by the spirit of innovation that permeates our Company, and believe strongly that it will enable us in our quest to be a national model for sustainable community banking.

Thank you for your continued loyalty and support.

Sincerely,

Robert W. Daigle
President & CEO

Consolidated	Statements of Condition (unaudited)

	September 30,		December 31,
(In thousands, except number of shares & per share data)	2006	2005	2005
Assets
Cash and due from banks	$34,069	$32,627	$30,321
Federal funds sold	2,125	—	1,110
Securities available for sale, at market value	361,257	374,694	350,502
Securities held to maturity	34,169	13,929	17,127
Loans, less allowance for loan and lease losses of $14,472, $13,828 and $14,167 at September 30, 2006 and 2005 and December 31, 2005, respectively	1,229,670	1,149,696	1,168,008

Premises and equipment, net	16,758	16,357	15,967
Goodwill	3,991	3,991	3,991
Other assets	67,149	64,317	66,231

Total assets	$1,749,188	$1,655,611	$1,653,257

Liabilities
Deposits:
Demand	$157,816	$153,873	$150,953
NOW	126,429	123,146	118,247
Money market	262,817	232,724	240,958
Savings	95,060	103,072	101,010
Certificates of deposit	577,999	516,749	552,737

Total deposits	1,220,121	1,129,564	1,163,905
Borrowings from Federal Home Loan Bank	307,227	318,315	287,501
Other borrowed funds	67,723	65,076	59,538
Long-term debt	36,083	—	—
Accrued interest and other liabilities	15,308	13,214	12,775

Total liabilities	1,646,462	1,526,169	1,523,719

Shareholders’ Equity
Common stock, no par value; authorized 20,000,000 shares, issued and outstanding 6,615,480, 7,593,461 and 7,529,073 shares on September 30, 2006 and 2005 and December 31, 2005, respectively	2,450	2,450	2,450
Surplus	2,278	4,107	4,098
Retained earnings	102,434	124,629	126,687
Accumulated other comprehensive loss
Net unrealized losses on securities available for sale, net of tax	(4,266)	(1,691)	(3,584)
Net unrealized losses on derivative instruments marked to market, net of tax	(170)	(53)	(113)

Total accumulated other comprehensive loss	(4,436)	(1,744)	(3,697)

Total shareholders’ equity	102,726	129,442	129,538

Total liabilities and shareholders’ equity	$1,749,188	$1,655,611	$1,653,257

Camden National Corporation stock is listed on the American Stock Exchange under the ticker symbol “CAC.” Stock prices shown in chart are as of close of trading on the last business day of the month.

Consolidated Statements of Income (unaudited)

(In thousands, except number of shares & per share data)	Nine Months Ended September 30,		Three Months Ended September 30,
	2006	2005	2006	2005
Interest Income
Interest and fees on loans	$64,795	$53,018	$22,441	$19,228
Interest on securities	13,815	11,360	4,639	3,962
Interest on interest rate swap agreements	—	173	—	—
Other interest income	906	639	341	235

Total interest income	79,516	65,190	27,421	23,425

Interest Expense
Interest on deposits	25,708	15,013	9,405	5,695
Interest on borrowed funds	12,926	9,458	4,853	3,519
Interest on interest rate swap agreements	—	142	—	—

Total interest expense	38,634	24,613	14,258	9,214

Net interest income	40,882	40,577	13,163	14,211

Provision for Loan and Lease Losses	1,656	920	552	345

Net interest income after provision for loan and lease losses	39,226	39,657	12,611	13,866

Non-interest Income
Service charges on deposit accounts	2,570	2,589	892	887
Other service charges and fees	1,271	999	416	381
Income from fiduciary services	3,290	2,961	1,139	990
Life insurance earnings	600	482	200	160
Other income	979	700	356	223

Total non-interest income	8,710	7,731	3,003	2,641

Non-interest Expenses
Salaries and employee benefits	13,663	13,890	4,455	4,957
Premises and fixed assets	3,466	3,148	1,120	1,039
Amortization of core deposit intangible	650	664	213	221
Other expenses	7,877	6,432	2,392	2,172

Total non-interest expenses	25,656	24,134	8,180	8,389

Income before income taxes	22,280	23,254	7,434	8,118
Income Taxes	6,948	7,465	2,298	2,626

Net Income	$15,332	$15,789	$5,136	$5,492

Per Share Data

Basic earnings per share	$2.18	$2.07	$0.77	$0.72

Diluted earnings per share	2.18	2.06	0.77	0.72

Cash dividends per share	$0.66	$1.10	$0.22	$0.20

Weighted average number of shares outstanding	7,021,808	7,616,815	6,613,379	7,591,939

Tangible book value per share	$14.71	$16.24

A complete set of financial statements for Camden National Corporation may be obtained upon written request to Sean G. Daly, Chief Financial Officer, Camden National Corporation, P.O. Box 310, Camden, Maine 04843.